FILED
IN THE OFFICE OF THE CORPORATION COMMISSIONER OF THE STATE OF ORE.
JUN 29 1984
JANE EDWARDS
CORPORATION COMMISSIONER

Articles of Amendment

By Directors

Of

file # 175985

BRANDENFELS INDUSTRIES, INC.

Pursuant to the provisions of ORS 57.360 (2)(a), the undersigned, being the president or vice-president and secretary or assistant secretary or a majority of the directors of the corporation hereinafter named, adopt the following Articles of Amendment:

1. The name of the corporation is Brandenfels Industries, Inc.

2. The corporation has not issued any shares of stock.

3. The following amendment of the Articles of Incorporation was adopted by a majority of the directors on June 20, 1984.

(The article or articles being amended should be set forth in full as they will be amended to read.)

ARTICLE III

The aggregate number of shares which the corporation shall have authority to issue is 10,000,000 shares, par value $0.001 per share, of voting common stock.

We, the undersigned, declare under the penalties of perjury that we have examined the foregoing and to the best of our knowledge and belief it is true, correct and complete.

(Choose one of the two following forms of execution)

(1) ______________________ President and ______________________ Secretary

OR

(2) Virgil A. Baker, Director ______________________ Director

Fred Brandenfels, Director ______________________ Director

______________________ Director ______________________ Director

Dated June 21, 19 84